Exhibit 16.1

October 25, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by MJ Holdings Inc. under Item 4.01 of its Form 8-K dated October 25, 2019. We agree with the statements concerning our Firm in such Form 8-K Item 4.01 section (a); we are not in a position to agree or disagree with other statements of MJ Holdings Inc. contained therein.

Very truly yours,

 Marcum LLP